Exhibit 99.1

Date:	August 1, 2012
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS SECOND QUARTER 2012 RESULTS

East Rutherford, NJ – August 1, 2012 – Cambrex Corporation (NYSE: CBM) reports second quarter results for the period ended June 30, 2012.

Highlights

-	Reported sales increased by 14.3%, and excluding the impact of foreign currency, sales increased 20.2% compared to the second quarter of 2011.

-	EBITDA increased 45.9% to $19.2 million in the quarter, compared to $13.2 million in the second quarter of 2011.

-	Debt, net of cash was $58.2 million at the end of the quarter, an improvement of $5.1 million during the quarter which includes a negative $1.1 million currency impact on foreign cash balances.

-
Full year sales guidance, excluding the impact of foreign currency, revised to an increase of between 10% and 13% versus 2011 (prior guidance between 2% and 6%) and full year EBITDA guidance revised to be between $54 and $58 million (prior guidance between $47 and $53 million).

Second Quarter of 2012 Operating Results

Sales in the second quarter of 2012 of $77.1 million were 14.3% higher than the second quarter of 2011.  Foreign exchange unfavorably impacted sales by 5.9%.  The increase is primarily due to higher volumes of controlled substances and generic active pharmaceutical ingredients (“APIs”).

Gross margins in the second quarter of 2012 increased to 36.9% from 28.2% in the second quarter of 2011.  Foreign currency favorably impacted second quarter 2012 margins by 1.5%.  The increase is due to higher production volumes, leading to increased plant efficiencies and favorable product mix.

Selling, General and Administrative Expenses in the second quarter of 2012 were $12.0 million compared to $9.2 million in the same period last year.  The increase is primarily the result of increased personnel related expenses, accruals for higher annual incentive awards, higher expenses related to stock-based compensation as a result of the Company’s higher stock price, and higher medical expenses and professional fees.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Operating Profit increased to $13.9 million in the second quarter of 2012 from $7.3 million in the second quarter of 2011.  As described above, increased profits, primarily driven by higher sales volumes, were partially offset by lower pricing and higher operating expenses.

Net Interest Expense increased to $0.7 million in the second quarter of 2012 from $0.6 million in the same period last year.  This increase is primarily due to higher average interest rates partially offset by lower average debt in the second quarter of 2012.  The average interest rate on debt was 2.3% in the second quarter of 2012 versus 1.5% in the second quarter of 2011.

Equity in Losses of Partially-Owned Affiliates includes $0.4 million and $0.3 million in the second quarters of 2012 and 2011, respectively, for the Company’s share of losses in Zenara Pharma, a pharmaceutical company focused on the formulation of finished dosage form products.  Cambrex owns a 51% stake in Zenara.  The Company’s share of Zenara’s losses includes $0.2 million and $0.3 million of amortization expense in the second quarters of 2012 and 2011, respectively.

The Provision for Income Taxes totaled $2.9 million and resulted in an effective tax rate of 22.5% in the second quarter of 2012.  The effective tax rate improved during the quarter due to an increase in profitability in the U.S. where the Company is able to utilize tax attributes to offset domestic tax expense.  The Company’s effective tax rate has been and is expected to remain highly sensitive to the geographic mix of income.

Net Income for the second quarter of 2012 was $9.9 million or $0.33 per share compared to $4.8 million or $0.16 per share in the second quarter of 2011.

Capital expenditures and depreciation for the second quarter of 2012 were $4.3 million and $5.3 million, respectively, compared to $3.0 million and $5.8 million in the second quarter of 2011, respectively.

Steven M. Klosk, President and Chief Executive Officer, said, “We are very pleased with our second quarter performance, with another quarter of strong sales and profit growth across most of our product categories.  The first half of the year, fueled by strong sales of controlled substances and generic APIs, is the best operating performance that we have achieved in several years.  We are encouraged by the pipeline of opportunities, especially in the U.S. market, and continue to see strong orders for our generic products.  While the second half of 2012 will not be as strong as the first half, I remain optimistic that we are well positioned to continue the growth that we are currently experiencing.”

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Guidance – Continuing Operations

The Company expects that full year 2012 sales, excluding the impact of foreign currency, will increase between 10% and 13% versus 2011, and that full year 2012 EBITDA will be between $54 and $58 million.  EBITDA guidance is for continuing operations and excludes the impact of any M&A or restructuring activities.  The above guidance does not reflect Zenara, which is accounted for using the equity method, and as such is not consolidated into the Company’s results.  Cambrex’s income statement reflects 51% of Zenara’s net results within Equity in Losses of Partially-Owned Affiliates.  For 2012, the Company continues to expect Zenara to have revenues in the low single digit millions and a small EBITDA loss.

Capital expenditures are expected to be approximately $16 to $19 million and depreciation is expected to be $21 to $23 million in 2012.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s second quarter 2012 Form 10-Q is filed with the SEC.

Conference Call and Webcast

The Conference Call to discuss second quarter results will begin at 8:30 a.m. Eastern Time on Thursday, August 2, 2012 and last approximately 45 minutes.  Those wishing to participate should call 1-888-312-9841 for domestic and +719-325-2423 for international.  Please use the pass code 4333709 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through Thursday, August 9, 2012 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 4333709 to access the replay.

Forward Looking Statements

This document contains “forward-looking statements,” including statements regarding expected performance, especially those set forth under the heading “Guidance – Continuing Operations,” including the Company’s expectation that full year 2012 sales, excluding the impact of foreign currency, will increase between 10% and 13% versus 2011, that full year 2012 EBITDA will be between $54 and $58 million, that Zenara will have revenues in the low single digit millions and a small EBITDA loss, that capital expenditures will be approximately $16 to $19 million and that depreciation will be $21 to $23 million in 2012.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2011, captioned “Risk Factors,” or otherwise described in the Company’s filings with the Securities and Exchange Commission, as well as any cautionary language in the Company’s Annual Report on Form 10-K for the period ended December 31, 2011, provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, governmental legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials or packaging materials, and the Company’s ability to receive regulatory approvals for its products.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the Forward-Looking Statement sections therein, and other filings with the U.S. Securities and Exchange Commission.

Use of Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure, which the Company defines as operating profit plus depreciation and amortization expense.  Other companies may have a different definition of EBITDA and, therefore, EBITDA may not be comparable with non-GAAP financial measures provided by other companies.  EBITDA should not be considered an alternative to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity.  Cambrex uses EBITDA as one of several metrics to assess and analyze its operational results and trends.  Cambrex also believes it is useful to investors because it is a common operating performance metric as well as a metric routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation from U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  We offer Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Our development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended June 30, 2012 and 2011
(in thousands, except per-share data)

	2012		2011
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$77,142		$67,484
Commissions, Allowances and Rebates	781		523
Net Sales	76,361		66,961

Other	772		1,421

Net Revenues	77,133		68,382

Cost of Goods Sold	48,688	63.1%	49,325	73.1%

Gross Profit	28,445	36.9%	19,057	28.2%

Operating Expenses
Selling, General and Administrative Expenses	11,959	15.5%	9,191	13.6%
Research and Development Expenses	2,592	3.4%	2,572	3.8%
Total Operating Expenses	14,551	18.9%	11,763	17.4%

Operating Profit	13,894	18.0%	7,294	10.8%

Other Expenses/(Income):
Interest Expense, net	678		605
Other Expenses/(Income), net	16		(282)
Equity in Losses of Partially-Owned Affiliates	383		303

Income Before Income Taxes	12,817	16.6%	6,668	9.9%

Provision for Income Taxes	2,889		1,911

Net Income	$9,928	12.9%	$4,757	7.0%

Earnings per Share of Common Stock:
Basic	$0.34		$0.16
Diluted	$0.33		$0.16

Weighted Average Shares Outstanding
Basic	29,623		29,419
Diluted	29,912		29,493

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Six Months Ended June 30, 2012 and 2011
(in thousands, except per-share data)

	2012		2011
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$147,701		$129,138
Commissions, Allowances and Rebates	1,316		814
Net Sales	146,385		128,324

Other	976		643

Net Revenues	147,361		128,967

Cost of Goods Sold	96,488	65.3%	92,455	71.6%

Gross Profit	50,873	34.4%	36,512	28.3%

Operating Expenses
Selling, General and Administrative Expenses	21,919	14.8%	18,279	14.2%
Research and Development Expenses	4,950	3.4%	5,632	4.4%
Total Operating Expenses	26,869	18.2%	23,911	18.5%

Operating Profit	24,004	16.3%	12,601	9.8%

Other Expenses/(Income):
Interest Expense, net	1,329		1,178
Other Expenses/(Income), net	24		(285)
Equity in Losses of Partially-Owned Affiliates	591		667

Income Before Income Taxes	22,060	14.9%	11,041	8.5%

Provision for Income Taxes	5,094		3,429

Income from Continuing Operations	$16,966	11.5%	$7,612	5.9%

Loss from Discontinued Operations, Net of Tax	-		(146)

Net Income	$16,966	11.5%	$7,466	5.8%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.57		$0.26
Loss from Discontinued Operations, Net of Tax	$-		$(0.01)
Net Income	$0.57		$0.25

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.57		$0.26
Loss from Discontinued Operations, Net of Tax	$-		$(0.01)
Net Income	$0.57		$0.25

Weighted Average Shares Outstanding
Basic	29,612		29,433
Diluted	29,892		29,490

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of June 30, 2012 and December 31, 2011
(in thousands)

	June 30,	December 31,
Assets	2012	2011

Cash and Cash Equivalents	$21,827	$31,921
Trade Receivables, net	43,517	36,510
Inventories, net	67,337	62,095
Prepaid Expenses and Other Current Assets	7,790	6,083
Total Current Assets	140,471	136,609

Property, Plant and Equipment, net	133,730	139,628
Goodwill	35,938	36,731
Intangible Assets, net	4,025	4,261
Investments in and Advances to Partially-Owned Affiliates	15,573	15,090
Other Non-Current Assets	3,125	3,425

Total Assets	$332,862	$335,744

Liabilities and Stockholders' Equity

Accounts Payable	$21,659	$21,200
Accrued Expenses and Other Current Liabilities	40,999	37,933
Total Current Liabilities	62,658	59,133

Long-term Debt	80,000	98,000
Deferred Income Taxes	16,044	16,243
Accrued Pension and Postretirement Benefits	49,664	52,089
Other Non-Current Liabilities	9,652	9,938

Total Liabilities	$218,018	$235,403

Stockholders’ Equity	$114,844	$100,341

Total Liabilities and Stockholders’ Equity	$332,862	$335,744

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of EBITDA
For the Quarters and Six Months Ended June 30, 2012 and 2011
(in thousands)

	Second Quarter 2012	Second Quarter 2011

Operating Profit	$13,894	$7,294

Depreciation and Amortization	5,324	5,878

EBITDA	$19,218	$13,172

	Six Months 2012	Six Months 2011

Operating Profit	$24,004	$12,601

Depreciation and Amortization	10,810	11,603

EBITDA	$34,814	$24,204

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com